Exhibit 3.1

AMENDED AND RESTATED

BYLAWS OF

CONAGRA BRANDS, INC.

(Effective September 14, 2023)

ARTICLE I

OFFICES

Section 1. Principal Executive Office. The principal executive office of Conagra Brands, Inc. (“Conagra”) shall be located in the City of Chicago, State of Illinois. Conagra may have such other offices as the Board of Directors may designate or as the business of Conagra may require from time to time.

Section 2. Principal Place of Business. The principal place of business may be, but need not be, identical with the location of the principal executive office. The resident agent of Conagra shall be as designated in the Amended and Restated Certificate of Incorporation of Conagra (as amended from time to time, the “Certificate of Incorporation”).

ARTICLE II

STOCKHOLDERS

Section 1. Annual Meetings. The annual meeting of the stockholders shall be held on a date and at an hour determined by the Board of Directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting, in accordance with these Bylaws.

Section 2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board or the Chief Executive Officer of Conagra or by a majority of the entire Board of Directors of Conagra.

Section 3. Place of Meeting. The Board of Directors may designate any location as the place of meeting for any annual meeting or any special meeting.

Section 4. Notice of Meeting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, notice of a meeting of stockholders stating the place, date, and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting by or at the direction of the Chairman of the Board, Chairman of the Executive Committee, or the Chief Executive Officer, or the Secretary, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at the address listed on the stock transfer books of Conagra with postage prepaid. Conagra need not send notices to stockholders for whom Conagra has no current address, and action taken without notice to such persons has the same force and effect as if notice had been given to them. Conagra shall be deemed to have no current stockholder address when (1) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, or (2) all, and at least two, payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such person at such person’s address as shown on the records of Conagra and have been returned undeliverable. If any such person shall deliver to Conagra a written notice setting forth such person’s then current address, the requirement that notice be given to such person shall be reinstated. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders. When a meeting is recessed or adjourned to another place, date or time, notice need not be given of the recessed or adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, are announced at the meeting at which the recess or adjournment is taken; provided, however, that if the recess or adjournment is for more than 30 calendar days, or if after the recess or adjournment a new record date is fixed for the recessed or adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, must be given in conformity herewith.

Section 5. Record Date.

(a) Other than as provided for in Section 5(b) of these Bylaws, in order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; and (ii) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) Notwithstanding anything in these Bylaws or the Certificate of Incorporation to the contrary, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be fixed solely in the manner provided for in Article XIII of the Certificate of Incorporation.

Section 6. Voting Lists. The officer or agent having charge of the stock transfer ledger for shares of Conagra shall prepare and make, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be opened to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting in accordance with applicable law. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The original or duplicate stock ledger shall be the only evidence detailing stockholders who are entitled to examine such list or to vote in person or by proxy at such election.

Section 7. Quorum. A majority of the outstanding shares of Conagra entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, the presiding officer or a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 8. Proxies; Voting. Except as otherwise provided by law, the Certificate of Incorporation or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of Conagra on the record date for the meeting, and such votes may be cast in person or by proxy. Any such proxy shall be filed with the Secretary of Conagra at or prior to the time of such meeting. Unless otherwise provided in the proxy, it shall be valid from the date of its execution until three years after its date of execution. All matters shall, unless otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to Conagra, as otherwise provided by law or pursuant to any regulation applicable to Conagra or its securities, be decided by the vote of the majority of the votes cast (with abstentions not considered votes cast).

Section 9. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by such corporation’s duly authorized officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine.

Shares held by an administrator, executor, guardian, conservator, or other fiduciary may be voted by such person, either in person or by proxy, without a transfer of such shares into the name of such person. Shares standing in the name of a trustee may be voted by such trustee, either in person or by proxy, but no trustee shall be entitled to vote such shares held without a transfer of such shares into his name, as trustee.

Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court.

Persons whose stock is pledged shall be entitled to vote, unless the pledgor has effected the transfer on the books of Conagra and has expressly empowered the pledgee to vote thereon, in which case only the pledgee or his proxy may represent such stock and vote thereon.

Shares of its own stock belonging to Conagra or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by Conagra, shall neither be entitled to vote nor be accounted for quorum purposes; provided, however, that the foregoing shall not limit the right of Conagra or any subsidiary of Conagra to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 10. Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of Conagra who was a stockholder of record at the time of giving of notice provided for in Section 4 of this Article II, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 10 (other than the nomination of a person for election as a director, which is governed by Section 11 of this Article II). For the avoidance of doubt, this Section 10 and Section 11 of this Article II will be the exclusive means for a stockholder to submit business before an annual meeting of stockholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors).

For business to be properly brought before an annual meeting by a stockholder, a stockholder must have given timely notice thereof in writing to the Secretary of Conagra and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Conagra, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be so delivered or mailed and received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of Conagra, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on Conagra’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of Conagra which are owned of record and beneficially by the stockholder and beneficial owner, if any, (d) any material interest of the stockholder and beneficial owner, if any, in such business, (e) a representation that the stockholder is a holder of record of stock of Conagra entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business and (f) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of Conagra’s outstanding capital stock required to approve or adopt the proposal and/or (ii) otherwise solicit proxies from stockholders in support of such proposal. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 10. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 10, and if such person should so determine, such person shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 11. Notice of Stockholder Nominees at an Annual Meeting. Only persons who are nominated in accordance with the procedures set forth in these Bylaws and Article XIII of the Certificate of Incorporation, as applicable, shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of Conagra may be made at an annual meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of Conagra who was a stockholder of record at the time of giving of notice provided for in Section 4 of this Article II, who is entitled to vote at the annual meeting and entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 11. For nominations to be properly brought at an annual meeting by a stockholder, a stockholder must have given timely notice in proper form to the Secretary of Conagra. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of Conagra not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be so delivered or mailed and received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

To be in proper form, such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including each such person’s written consent to be named as a nominee and to serving as the director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address, as they appear on Conagra’s books, of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class and number of shares of Conagra which are owned of record and beneficially by such stockholder and beneficial owner, if any, (iii) a representation that the stockholder is a holder of record of stock of Conagra entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (iv) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of Conagra’s outstanding capital stock required to elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of such nomination. At the request of the Board of Directors any person nominated by a stockholder for election as a director shall furnish to the Secretary of Conagra that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of Conagra unless nominated in accordance with the procedures set forth in the Bylaws and Article XIII of the Certificate of Incorporation, as applicable. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if such person should so determine, such person shall so declare to the meeting and the defective nomination shall be disregarded.

Section 12. Notice of Stockholder Nominees at a Special Meeting. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Conagra’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to Conagra’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of Conagra who is a stockholder of record at the time of giving of notice provided for in Section 4 of this Article II, who shall be entitled to vote at the special meeting and who complies with the notice procedures set forth in Section 11 of this Article II. In the event Conagra calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in Conagra’s notice of meeting, if the stockholder’s notice required by Section 11 of this Article II shall be delivered to the Secretary at the principal executive offices of Conagra not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Notwithstanding the foregoing provisions of Sections 10, 11 and 12 of this Article II, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Sections 10, 11 and 12 of this Article II.

Section 13. Stockholder Access to Conagra’s Proxy Materials.

(a) Subject to the provisions of this Section 13, if expressly requested in the relevant Nomination Notice (as defined below), Conagra shall include in its proxy statement for any annual meeting of stockholders:

(i) the name of any person nominated for election (the “Nominee”), which shall also be included on Conagra’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors or its designee, acting in good faith, all applicable conditions and complied with all applicable procedures set forth in this Section 13 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii) disclosure about the Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission (“SEC”) or other applicable law to be included in the proxy statement;

(iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board (subject, without limitation, to Section 13(e)(ii) of this Article II), if such statement does not exceed 500 words; and

(iv) any other information that Conagra or the Board of Director determines, in their exclusive discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 13.

(b) Maximum Number of Nominees.

(i) Conagra shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting 20% of the total number of directors of Conagra on the last day on which a Nomination Notice may be submitted pursuant to this Section 13 (rounded down to the nearest whole number, but not less than two) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who are subsequently withdrawn or that the Board of Directors decides to nominate for election at such annual meeting and (2) the number of incumbent directors who had been Nominees with respect to any of the preceding three annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 13(d) of this Article II but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. Any Nominating Stockholder submitting more than one Nominee for inclusion in Conagra’s proxy statement for any annual meeting of stockholders pursuant to this Section 13, shall rank such Nominees based on the order that the Nominating Stockholder desires such Nominees to be selected for inclusion in Conagra’s proxy statement in the event that the total number of Nominees submitted by such Nominating Stockholder pursuant to this Section 13(b)(i) exceeds the Maximum Number.

(ii) If the number of Nominees pursuant to this Section 13 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from Conagra, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 13(d) of this Article II, a Nominating Stockholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and Conagra: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Stockholder.

(i) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 13(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of Conagra, within the time period referred to in Section 13(d) of this Article II, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors or its designee, acting in good faith, determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 13 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of Conagra’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number at all times through the date of the annual meeting. A group of funds under common management and investment control or considered a group of investment companies as defined by the Investment Company Act of 1940 shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to Conagra that demonstrates that the funds are under common management and investment control or considered a group of investment companies as defined by the Investment Company Act of 1940. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 13, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii) The “Minimum Number” of shares of Conagra’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by Conagra with the SEC prior to the submission of the Nomination Notice.

(iv) For purposes of this Section 13, an Eligible Holder “owns” only those outstanding shares of Conagra as to which the Eligible Holder possesses both (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the full opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Conagra, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and has recalled such loaned shares as of the date of the Nomination Notice and holds such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of Conagra are “owned” for these purposes shall be determined by the Board.

(v) No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days prior to the first anniversary of the date (as stated in Conagra’s proxy materials) on which Conagra’s definitive proxy statement for the prior year’s annual meeting of stockholders was first released to Conagra’s stockholders, deliver to and be received by the Secretary of Conagra at the principal executive offices of Conagra all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that in the event the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i) Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii) A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A) the information required with respect to the nomination of directors pursuant to Section 11 of this Article II;

(B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of Conagra for the purpose or with the effect of influencing or changing control of Conagra;

(D) a representation and warranty that the Nominee’s candidacy or, if elected, Board of Directors membership would not violate applicable state or federal law or the rules of any stock exchange on which Conagra’s securities are traded; and

(E) a representation and warranty that the Nominee:

(1)

does not have any direct or indirect relationship with Conagra other than those relationships that have been deemed categorically immaterial pursuant to Conagra’s Corporate Governance Principles as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which Conagra’s securities are traded;

(2)	meets the audit committee independence requirements under the rules of any stock exchange on which Conagra’s securities are traded;

(3)	is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(4)	is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);

(5)	meets the director qualifications set forth in Section 2 of Article III; and

(6)

is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(F) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 13(c) of this Article II and has provided evidence of ownership to the extent required by Section 13(c)(i) of this Article II;

(G) a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 13(c) of this Article II through the date of the annual meeting and intends to continue to hold the Minimum Number of shares for at least one year following the annual meeting, including a commitment to provide evidence of such satisfaction of this representation and warranty within five business days after the written request of Conagra, or, immediate notification to Conagra if the Nominating Stockholder ceases to own any shares of common stock at any point prior to the annual meeting of stockholders;

(H) details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by Conagra or its affiliates) of Conagra, within the three years preceding the submission of the Nomination Notice;

(I) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” (including as a participant in any other Person’s “solicitation”) within the meaning of Rule 14a-1(l) of the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) or otherwise nominate or propose for election to the Board any other individual with respect to the annual meeting, other than with respect to the Nominee or any nominee of the Board of Directors;

(J) a representation and warranty that the Nominating Stockholder will not use any proxy card other than Conagra’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

(K) if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and

(L) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii) An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A) to comply with all applicable laws, rules, regulations and listing standards in connection with the nomination, solicitation and election;

(B) to file any written solicitation or other communication with Conagra’s stockholders relating to one or more of Conagra’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with Conagra, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice; and

(D) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with Conagra, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 13(c) of this Article II, to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify Conagra and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and

(iv) An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, by the Nominee:

(A) to provide to Conagra such other information, including completion of Conagra’s director questionnaire, as it may reasonably request and no later than five business days after Conagra’s request;

(B) that the Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to Conagra’s Corporate Governance Principles and Code of Conduct and any other Conagra policies and guidelines applicable to directors; and

(C) that the Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of Conagra that has not been disclosed in advance to Conagra, (ii) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed in advance to Conagra or (iii) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of Conagra, with its fiduciary duties under applicable law.

The information and documents required by this Section 13(d) shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed delivered on the date on which all the information and documents referred to in this Section 13(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or mailed and received by the Secretary of Conagra.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 13, Conagra may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by Conagra), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(A) Conagra receives a notice pursuant to Section 11 of this Article II that a stockholder has nominated or intends to nominate a candidate for director at the annual meeting;

(B) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 13 or the Nominating Stockholder withdraws its nomination;

(C) the Board of Directors, acting in good faith, determines that such Nominee’s nomination or election to the Board of Directors would result in Conagra violating or failing to be in compliance with these Bylaws or the Certificate of Incorporation or any applicable law, rule or regulation to which Conagra is subject, including any rules or regulations of any stock exchange on which Conagra’s securities are traded;

(D) the Nominee was nominated for election to the Board of Directors pursuant to this Section 13 at one of Conagra’s two preceding annual meetings of stockholders and either withdrew or became ineligible;

(E) the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(F) Conagra is notified, or the Board of Directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 13(c) of this Article II, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 13;

(ii) Notwithstanding anything to the contrary contained in this Section 13, Conagra may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors in good faith determines that:

(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B) such Nominee is named the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years or who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(C) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(D) the inclusion of such information in the proxy statement would otherwise violate or cause Conagra to violate these Bylaws, the Certificate of Incorporation, the SEC proxy rules or any other applicable law, rule or regulation (including the rules or listing standards of the principal exchange on which Conagra’s common stock is traded).

Conagra may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

Section 14. Inspectors of Elections. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve Conagra in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the presiding officer of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

Section 15. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the presiding officer of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts, as in the judgment of such presiding officer, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; (vi) ascertaining whether any stockholder or his or her proxy holder may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat; (vii) determining the circumstances in which any person may make a statement or ask questions at the meeting; (viii) ruling on all procedural questions that may arise during or in connection with the meeting; and (ix) determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting. Unless and to the extent determined by the Board of Directors or the presiding officer of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 16. Required Vote for Election of Directors. Each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided, if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, then each director of the corporation shall be elected by the vote of a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. For purposes of this Section 16, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to the director’s election; votes cast shall include votes to withhold authority and exclude abstentions with respect to the director’s election.

If a nominee for director is not elected and the nominee is an incumbent director, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of certification of the election results. The Corporate Governance Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation.

If a director’s resignation is accepted by the Board of Directors pursuant to this Section 16, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Section 8 of Article III of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Section 2 of Article III of these Bylaws.

ARTICLE III

BOARD OF DIRECTORS

Section 1. General Powers. The business and affairs of Conagra shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of Conagra and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 2. Number, Tenure and Qualifications. The number of directors of Conagra, not less than nine nor more than sixteen, shall be fixed by resolution of the Board of Directors and may be altered from time to time by a resolution of the Board of Directors. Directors need not be residents of the State of Delaware or stockholders of Conagra. Directors shall be elected by the stockholders of Conagra for a term ending at the annual election of directors by the stockholders following the annual election of directors by the stockholders at which the director was elected, or thereafter when their respective successors in each case are elected by the stockholders and qualify. It shall be a qualification for initial election of a person to the Board of Directors that such person shall have executed an insider trading agreement with the company, such agreement to become effective upon such person’s election to the Board of Directors. It shall be a qualification for reelection of any director to the Board of Directors that such director, while a director, shall have at all times after April 10, 2002 been a signatory to and have been in full compliance with an insider trading agreement with the company. As used in the two preceding sentences, “insider trading agreement’ shall mean an agreement, in such form as shall be approved from time to time by the Board of Directors, relating to the purchase or other acquisition, and the sale or other disposition, of securities of the company by directors of the company.

Section 3. Regular Meetings. A regular meeting of the Board of Directors shall be held on the same date as the annual meeting of stockholders. Three or more other regular meetings of the Board of Directors shall be held during the year with such meetings on dates approved by a majority of the Board of Directors. The Chairman of the Board or the Chief Executive Officer or the Secretary shall designate the time and place of such meeting by notice to each director at least ten days before the meeting. In the event meeting dates are not approved by a majority of the Board of Directors, regular meetings shall be held on the third Thursday of January, May, July and September. Meetings of the Board of Directors may be held either within or without the State of Delaware. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of the regular meetings or additional regular meetings without other notice than such resolution.

Section 4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, Chairman of the Executive Committee, Chief Executive Officer, or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.

Section 5. Notice. Notice shall be given three days in advance of any special meeting of the Board of Directors, or in emergency situations designated by the Chairman of the Board, Chairman of the Executive Committee, or the Chief Executive Officer, 12 hours’ notice of a special meeting of the Board of Directors may be given, by telephone, personal delivery, or electronic transmission. Notices of other meetings of the Board of Directors may be given by mail or may (and, if three or fewer days notice is given, shall) be given by telephone, personal delivery, or electronic transmission. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid. If notice is given by electronic transmission, such notice shall be deemed effective as set forth in Section 232 of the DGCL (or any successor provision). The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. For purposes of this Section 5, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 6. Quorum; Remote Participation. A majority of the number of directors fixed in accordance with Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

Section 7. Manner of Acting. Except as otherwise required by applicable law, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or electronic transmissions delivered by all members of the Board of Directors, and such written consent or electronic transmissions are filed with the minutes of the proceedings of the Board of Directors. A consent in lieu of meeting may be made either by one consent signed by all the directors or by individual consents signed by each director. The directors may also meet by means of conference telephone or other communications equipment as provided by Delaware law.

Section 8. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, although less than a quorum. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the full Board of Directors shall shorten the term of any incumbent director.

Section 9. Compensation. By resolution of the Board of Directors, the directors may be paid expenses, if any, for attendance at each meeting of the Board of Directors. In addition, by resolution of the Board of Directors, each director may be paid an annual retainer fee and committee fees for services as director and may also receive a fee for attendance at regular or special meetings of the Board of Directors. No such payment shall preclude any director from serving Conagra in any other capacity and receiving compensation therefor.

Section 10. Directors’ Executive Committee. An Executive Committee of three or more directors may be designated by resolution passed by a majority of the Board of Directors. The Board of Directors shall designate one director as chairman of the committee, and may designate one or more directors as alternate members of the committee who may replace any absent or disqualified member at any meeting of the committee. During the intervals between meetings of the Board of Directors, the committee shall advise and aid the officers of Conagra in all matters concerning its interests and the management of its business, and generally perform such duties as may be directed by the Board of Directors from time to time. The committee shall possess and may exercise all the powers of the Board of Directors while the Board of Directors is not in session, but specifically shall not have the authority of the Board of Directors in reference to:

1.	Amending the Certificate of Incorporation.

2.	Adopting a plan of merger or consolidation.

3.	Recommending to the stockholders the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all the property and assets of Conagra.

4.	Recommending to the stockholders a voluntary dissolution of Conagra or a revocation thereof.

5.	Amending the Bylaws of Conagra.

6.	Any power which has been delegated to other committees in accordance with these Bylaws.

7.	Electing any director or electing or removing any member of the Executive Committee or any principal officer, or

8.	Declaring any dividend or authorizing any distribution on any shares of capital stock of Conagra.

Section 11. Human Resources Committee. A Human Resources Committee shall be designated by a resolution passed by a majority of the Board of Directors. The Board of Directors shall appoint one of the Committee members to serve as Chairman.

Section 12. Audit Committee. An Audit Committee shall be designated by a resolution passed by a majority of the Board of Directors. The Board of Directors shall appoint one of the Committee members to serve as Chairman.

Section 13. Other Committees. One or more other Board of Directors’ committee members and chairman thereof may be designated by resolution passed by a majority of the Board of Directors.

Section 14. Chairman and other Appointments to the Board of Directors. The Board of Directors will elect a chairman of the Board of Directors, may elect a vice-chairman of the Board of Directors, and may elect such honorary (non-voting) directors as deemed advisable. The chairman of the Board of Directors shall preside at all meetings of stockholders and the Board of Directors, and shall have such other duties as may be assigned by resolution of the Board of Directors. The vice chairman of the Board of Directors, if any, may preside at meetings of the Board of Directors in the absence of the chairman of the Board of Directors and the CEO, and shall have such other duties as may be assigned by resolution of the Board of Directors.

ARTICLE IV

OFFICERS

Section 1. Number and Status. The elected officers of Conagra shall consist of the Chief Executive Officer (CEO) who shall also carry the legal title of president; the Executive Officers of Conagra; a Secretary; a Treasurer; and such other officers as the Board determines to elect. The CEO shall be nominated and elected by the Board of Directors. Other elected officers shall be nominated by the CEO and elected by a majority of the Board of Directors. Subject to the provisions of this Section 1, the CEO may appoint the following officers: any vice presidents (including executive vice presidents and senior vice presidents), any assistant secretaries, any assistant treasurers, presidents and other officers of subsidiary corporations or business units, and such other officers and agents as he or she may deem necessary.

Section 2. Election and Term of Office. The officers of Conagra to be elected by a majority of the Board of Directors shall be elected and confirmed annually at a meeting of the Board of Directors. Each officer, whether elected by the Board or appointed by the CEO, shall hold office until the officer’s death, or resignation, or removal in the manner hereinafter provided.

Section 3. Removal. Officers elected by the Board of Directors may be removed at any time by a majority vote of the Board of Directors, or by the CEO with such action to be affirmed by a majority vote of the Board of Directors. Appointed officers may be removed from office by the CEO or any officer designated by the CEO to have such authority. The acceptance of office by an officer shall constitute acceptance of this provision.

Section 4. Vacancies. A vacancy in any elected office because of death, resignation, removal, disqualification or otherwise, shall be filled by a majority vote of the Board of Directors for the unexpired portion of the term. The CEO may fill vacancies of other officers.

Section 5. Chief Executive Officer (CEO). Subject to the authority of the Board of Directors, the Chief Executive Officer (who shall also carry the legal title of president) shall be the highest ranking management officer of Conagra, lead its business affairs and perform all duties incident to the office of chief executive. The CEO shall preside at all meetings of the stockholders and of the Board of Directors in the absence of the chairman of the Board of Directors. The CEO (as president) may sign with the Secretary or any other appropriate officer, certificates for shares of Conagra, and may sign (or authorize a designee to sign) deeds, mortgages, bonds, contracts, or other instruments within authority granted by the Board of Directors (except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of Conagra). The CEO shall assign job duties, responsibilities, and authorities to other officers of Conagra, or designate others to do so. In the event of the CEO’s inability to serve, CEO duties shall be temporarily fulfilled, pending action by the Board of Directors, first by the Chairman of the Board, or next in line by the Chairman of the Executive Committee, or next by the Chairman of the Audit Committee, or next by the Chairman of the Compensation Committee.

Section 6. Vice Presidents. Each Conagra vice president shall perform such duties and have such responsibility and authority as from time to time may be assigned by the CEO, Board of Directors or officer to whom the Vice President reports.

Section 7. The Secretary. The Secretary shall: (a) keep the minutes of the stockholders’ meetings and of the Board of Directors’ meetings; (b) see that all notices are fully given in accordance with the provisions of these Bylaws or required by law; (c) be custodian of Conagra minutes and of the seal of Conagra; (d) sign certificates for shares of Conagra, the issuance of which shall have been authorized by resolution of the Board of Directors; (e) supervise activities of transfer agents and registrars; and (f) in general perform duties incident to the office of the Secretary as from time to time may be assigned by the CEO, Board of Directors or officer to whom the Secretary reports.

Section 8. The Treasurer. The Treasurer shall perform duties incident to the office of the Treasurer in accordance with these Bylaws, and shall perform such other duties as, from time to time, may be assigned by the CEO, Board of Directors, or officer to whom the Treasurer reports.

Section 9. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the CEO, Board of Directors or officer to whom the individual reports.

Section 10. Salaries. The salaries of the elected and confirmed officers shall be fixed from time to time by the Board of Directors or by those so authorized by the Board of Directors. No officer shall be prevented from receiving a salary by reason of the fact that such person is also a director of Conagra.

ARTICLE V

CONTRACTS, LOANS, CHECKS, AND DEPOSITS

Section 1. Contracts. The Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of Conagra, and such authority may be general or confined to specific instances.

Section 2. Loans. No loans shall be contracted on behalf of Conagra and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

Section 3. Checks, Drafts, etc. All checks, drafts, other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of Conagra shall be executed on behalf of Conagra only by those who are authorized by the Board of Directors or by those whom the Board may designate to give such authorization. Such authorization may be general or confined to specific instances.

Section 4. Deposits. All funds of Conagra not otherwise employed shall be deposited to the credit of Conagra in banks, trust companies, or other depositaries, approved in accordance with resolutions of the Board of Directors.

ARTICLE VI

SHARES AND THEIR TRANSFER

Section 1. Shares. The shares of Conagra shall be issued in uncertificated form beginning on September 14, 2023. Certificated shares of Conagra that were issued prior to September 14, 2023 shall remain in certificated form until such certificate is surrendered to Conagra. Such certificates shall be in such form as determined by the Board of Directors and shall be signed by the Chairman, President, or a Corporate Vice President and by the Secretary or an Assistant Secretary, which signatures may be facsimiles or electronic. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person owning shares, whether or not represented by certificates, with the number of shares and date of issue, shall be entered on the stock transfer books of Conagra.

All certificates surrendered to Conagra, or its agent, for transfer shall be canceled and new uncertificated shares shall be issued only after the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed, or mutilated certificate, new uncertificated shares may be issued therefor upon such terms and indemnity to Conagra as the Board of Directors may prescribe. No certificate for stock shall be issued in place of any certificate alleged to have been lost, destroyed, or mutilated.

Section 2. Transfer of Shares. Transfer of shares of Conagra shall be made only on the stock transfer books of Conagra by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney authorized by power of attorney duly executed and filed with the transfer agent of Conagra, and, if such shares are certificated, on surrender for cancellation of the certificate for such shares, and if such shares are uncertificated, upon proper instructions from the holder of the uncertificated shares. To the fullest extent permitted by law, the person in whose name shares stand on the books of Conagra shall be deemed by Conagra to be the owner thereof for all purposes.

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT

Section 1. Actions by Others. Conagra shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Conagra) by reason of the fact that such person is or was a director, officer, employee or agent of Conagra, or is or was serving at the request of Conagra as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Conagra, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the conduct was criminal. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of Conagra, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was criminal.

Section 2. Actions by or in the Right of Conagra. Conagra shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Conagra to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of Conagra, or is or was serving at the request of Conagra, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Conagra and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Conagra unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 3. Successful Defense. To the extent that a director, officer, employee or agent of Conagra has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 4. Specific Authorization. Any indemnification under Section 1 and 2 of this Article (unless ordered by a court) shall be made by Conagra only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in said Sections 1 and 2. Such determination shall be made, with respect to a person who is a director, officer, employee or agent at the time of such determination (1) by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 5. Advance of Expenses. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by Conagra in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Conagra as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6. Right of Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to the Certificate of Incorporation or these Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7. Insurance. Conagra may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Conagra, or is or was serving at the request of Conagra as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such persons status as such, whether or not Conagra would have the power to indemnify such person against such liability under the provisions of this Article, Section 145 of the General Corporation Law of the State of Delaware, or otherwise.

Section 8. Employee Benefit Plans. For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of Conagra” shall include any service as a director, officer, employee or agent of Conagra which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of Conagra” as referred to in this Article.

Section 9. Invalidity of any Provisions of this Article. The invalidity or unenforceability of any provisions of this Article shall not affect the validity or enforceability of the remaining provisions of this Article.

Section 10. Continuation of Indemnification. The indemnification and advancement of expenses, to the extent provided by or granted pursuant to this Article, these Bylaws, or the Certificate of Incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. All rights to indemnification provided by or granted pursuant to this Article, these Bylaws, or the Certificate of Incorporation shall be deemed to be a contract between Conagra and each director, officer, employee, or agent of Conagra who serves or served in such capacity at any time while this Article VII is in effect. Any repeal or modification of this Article VII shall not in any way diminish any rights to indemnification of such directors, officer, employee or agent, or the obligations of Conagra arising hereunder in respect to any act or omission occurring prior to the time of such repeal or modification.

Section 11. Certain Claims. Notwithstanding Section 1 and Section 2 of this Article VII, Conagra shall be required to indemnify a person described in the first sentence of Section 1 or Section 2 of this Article VII in connection with an action, suit or proceeding (or part thereof) commenced by such a person only if the commencement of such proceeding (or part thereof) by such person was authorized by the Board of Directors.

ARTICLE VIII

FISCAL YEAR

The fiscal year of Conagra shall end on the last Sunday in May.

ARTICLE IX

DIVIDENDS

The Board of Directors may from time to time declare, and Conagra may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

ARTICLE X

SEAL

The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of Conagra Brands, Inc. on the outer edge, and the words, “Corporate Seal,” in the center.

ARTICLE XI

WAIVER OF NOTICE

Whenever any notice is required to be given to any stockholder or director of Conagra under the provisions of these Bylaws or under the provisions of the Certificate of Incorporation or under the provisions of the laws of Delaware, a waiver thereof given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XII

FORUM FOR ADJUDICATION OF DISPUTES

Unless Conagra consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Conagra, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Conagra to Conagra or Conagra’s stockholders or creditors, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these Bylaws (as any of them may be amended or supplemented from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

ARTICLE XIII

AMENDMENTS

These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors.

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